EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 24, 2007—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three months ended March 31, 2007.

Net income for the three months ended March 31, 2007 decreased to $1.890 million, or $.38 per share-basic and $.37 per share-diluted, from $1.925 million, or $.38 per share-basic and diluted for the same quarter in 2006. Net interest income for the first quarter of 2007, after the provision for loan losses for the quarter, was $5.433 million, approximately 6.7% lower than the same period in 2006, in part due to higher rates being paid on deposit accounts and an increase in the provision for loan losses of $206 thousand over the same period in 2006. The provision for loan losses for the three months ended March 31, 2007 was a positive provision of $77 thousand compared to the negative provision of $129 thousand for the same period in 2006. The net interest margin decreased to 4.38% in the first quarter of 2007 from 4.45% in the same period in 2006 primarily because of a rise in rates on interest bearing deposits. Non-interest income increased in the first quarter of 2007 by approximately $239 thousand, or 17.1%, while non-interest expenses decreased $99 thousand, or 2.1%, compared to the same period in 2006.

Total assets as of March 31, 2007 increased $22.409 million, or 3.6%, when compared to December 31, 2006. Deposits increased $18.661 million, or 4.0%, over the same period. Loans, net of unearned income, during this period decreased $19.240 million, or 5.2%, due to softening loan demand. Non-performing assets increased by $162 thousand to $5.854 million at March 31, 2007 compared to December 31, 2006 because of an increase in loans 90 days or more past due that was partially offset by a decrease in non-accrual loans.

During the first quarter of 2007, the Company paid dividends totaling $0.18 per share. This represents an increase of 5.9% over the dividends paid in the first quarter of 2006.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended March 31 2007	2006

Interest income and fees	$9,445	$8,660
Interest expense	3,935	2,965

Net interest income	5,510	5,695

Provision for loan losses	77	(129)

Net interest income after provision for loan losses	5,433	5,824

Non-interest income	1,639	1,400
Non-interest expense	4,544	4,643

Net income before taxes	2,528	2,581
Income taxes	638	656

Net income	$1,890	$1,925

Earnings per share—basic	$0.38	$0.38

Earnings per share—diluted	$0.37	$0.38

Average shares outstanding-basic	5,010,939	5,011,045

Average shares outstanding-diluted	5,065,332	5,083,909

	As of March 31, 2007	As of December 31, 2006

Balance Sheet Data:
Total assets	$643,606	$621,197
Total earning assets	573,362	552,843
Loans, net of unearned income	353,753	372,993
Allowance for loan losses	3,694	3,712
Total deposits	490,508	471,847
Long-term borrowings	59,400	59,400
Shareholders’ equity	68,043	69,665
Book value per share	$13.58	$13.88
Dividends paid per share	$0.18	$0.69

Average Balance Sheet Data:
Total assets	$634,852	$604,137
Total earning assets	572,193	537,891
Loans, net of unearned income	361,273	373,729
Total deposits	481,271	469,460
Long-term borrowings	59,400	59,608
Shareholders’ equity	68,843	66,665

Non-performing assets:
Non-accrual loans	1,201	1,629
Loans 90+ days past due	1,933	1,355
Other real estate owned	2,720	2,708

Net charge-offs as a percentage of average net loans	0.03%	0.13%

Performance Ratios:
Return on average assets	1.19%	1.39%
Return on average equity	10.98%	12.59%

Net interest margin (tax equivalent)	4.38%	4.55%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com